Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com

For Immediate Release

February 5, 2015

Cummins Announces Results for 2014; Reports Record Revenues; Shares Expectations for Revenue and EBIT Growth in 2015

•	Fourth quarter revenues of $5.1 billion and EBIT of 13 percent of sales excluding one-time items

•	Full year 2014 revenues increased 11 percent and EBIT increased 16 percent

•	The Company expects revenue growth of between 2 and 4 percent and EBIT to be in the range of 13.5 to 14 percent of sales in 2015, up from 13 percent in 2014

•	Cummins plans to return 50 percent of Operating Cash Flow to shareholders in 2015

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the fourth quarter and full year of 2014.

Fourth quarter revenue of $5.1 billion, increased 11 percent from the same quarter in 2013. The increase year-over-year was driven by higher revenues in North America which more than offset lower demand in Brazil and Europe.

Earnings before interest and taxes (EBIT) were $629 million for the fourth quarter or 12.4 percent of sales. These results include $32 million of expense associated with cost reduction activities in the Power Generation business. Excluding this expense, EBIT was $661 million or 13.0 percent of sales. This compares to $566 million or 12.3 percent of sales a year ago.

Net income attributable to Cummins in the fourth quarter was $444 million ($2.44 per diluted share), or $465 million ($2.56 per diluted share) excluding one-time items, compared to $432 million ($2.32 per diluted share) in the fourth quarter of 2013.

Revenues for the full year were a record $19.2 billion, 11 percent higher than 2013. Acquisitions contributed 3 percent to revenue growth. Revenues in North America increased 20 percent and international sales grew 2 percent. Within international markets, growth in China more than offset weaker demand in Brazil and India.

EBIT for the year, was $2.5 billion or 13.0 percent of sales. Excluding one-time items, EBIT was $2.53 billion or 13.2 percent compared to $2.16 billion or 12.5 percent of sales in 2013.

Net income attributable to Cummins for the full year was $1.65 billion ($9.02 per diluted share), or $1.67 billion ($9.13 per diluted share) excluding one-time items, up from $1.48 billion ($7.91 per diluted share) in 2013. The full year tax rate was 28.7 percent.

“We reported record revenues in 2014 despite weak economic conditions in several of our most important international markets,” said Chairman and CEO Tom Linebarger. “Revenues grew 11 percent as demand in on-highway markets in North America improved, we continued executing our distributor acquisition strategy, and we delivered strong growth in China driven by new products. We continued to invest in future growth, reflecting our commitment to technology and product leadership, while growing EBIT faster than sales.”

Cummins’ improvement in profitability was driven by record performance in the Components and Distribution businesses and higher earnings in the Engine business. Results in the Company’s Power Generation business fell short of expectations, but the actions the Company has taken to lower costs will improve earnings going forward. Demand in North American on-highway markets is expected to improve again in 2015, but will be partially offset by continued weakness in international markets and the negative impact of the strong U.S. dollar.

Linebarger continued, “We are committed to improving the quality of our products and service for our customers, closely managing costs and further improving our financial performance in 2015. The Company delivered on its commitment to return 50 percent of cash from operations to shareholders in 2014 and will do so again this year.”

Based on the current forecast, Cummins expects full year revenues to grow between 2 and 4 percent, and EBIT to be in the range of 13.5 to 14.0 percent.

2014 highlights:

•	The Company increased its dividend by 25 percent and repurchased 4.8 million shares

•	The Company received credit rating upgrades from Standard & Poor’s and Moody’s

•	For the seventh consecutive year, Cummins was named one of the world's most ethical companies by The Ethisphere Institute

•	Cummins received a perfect score in the Corporate Equality Index by the Human Rights Campaign for the 10th consecutive year

•	The Company was ranked among the World’s Best in Newsweek’s 2014 Green Rankings

•	Cummins was named one of the Top 50 companies for diversity by Diversity Inc for the seventh consecutive year

Fourth quarter 2014 detail (all comparisons to same period in 2013)

Engine Segment

•	Q4 Sales - $2.8 billion, up 11 percent

•	Q4 Segment EBIT - $315 million, or 11.1 percent of sales, compared to $235 million or 9.2 percent of sales

•	Strong demand in on-highway markets in North America more than offset weakness in Brazil, China and Europe

•	Full year sales $11 billion, up 9 percent, EBIT of $1.23 billion compared to $1.04 billion in 2013

Components Segment

•	Q4 Sales - $1.3 billion, up 16 percent

•	Q4 Segment EBIT - $160 million, or 12.1 percent of sales, compared to $140 million or 12.3 percent of sales

•	Higher demand in on-highway markets in North America, Europe and China

•	Full year sales $5.1billion, up 18 percent, EBIT of $684 million compared to $527 million in 2013

Power Generation Segment

•	Q4 Sales - $760 million, flat compared to 2013

•
Q4 Segment EBIT - $22 million, or 2.9 percent of sales, compared to $46 million or 6.1 percent of sales. EBIT in the fourth quarter of 2014 includes expense of $32 million associated with cost reduction activities

•	Higher revenues in Latin America and Africa offset weaker demand in Eastern Europe and India

•	Full year sales $2.9 billion, down 4 percent, EBIT of $168 million compared to $218 million in 2013

Distribution Segment

•	Q4 Sales - $1.7 billion, up 58 percent, up 7 percent excluding acquisitions

•	Q4 Segment EBIT - $158 million, or 9.3 percent of sales, compared to $107 million or 10.0 percent of sales

•	Current quarter included gains of $35 million, and amortization costs of $17 million related to acquisitions

•	Higher revenues were primarily driven by acquisitions and stronger demand for parts and service in North America

•	Full year sales $5.2 billion, up 38 percent, EBIT of $491 million compared to $388 million in 2013

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 54,600 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,200 dealer locations. Cummins earned $1.65 billion on sales of $19.2 billion in 2014. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at @Cummins and on YouTube at CumminsInc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2015. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2013 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.